Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

  Registration Statement (Form F-3 No. 333-280284) of Zenvia Inc.,

  Registration Statement (Form S-8 No. 333-277723 pertaining to the Long-term Incentive Plan No. 6 of Zenvia Inc.,

  Registration Statement (Form S-8 No. 333-270376 pertaining to the Zenvia Inc. 2023 Long-term Incentive Plan, and

  Registration Statement (Form S-8 No. 333-266045) pertaining to the Zenvia Inc. 2022 Long-term Incentive Plan;

of our report dated May 15, 2025, with respect to the consolidated financial statements of Zenvia Inc. included in this Annual Report (Form 20-F) of Zenvia Inc. for the year ended December 31, 2024.

/s/ ERNST & YOUNG Auditores Independentes S/S Ltda.

São Paulo, Brazil

May 15, 2025